Exhibit 99.1

Contacts: Steven E. Brady, President and CEO Donald F. Morgenweck, CFO (609) 399-0012

Press Release

Ocean Shore Holding Co. Reports 1st Quarter 2009 Earnings

Ocean City, New Jersey - April 28, 2009 – Ocean Shore Holding Co. (NASDAQ: OSHC) today announced net income of $913,000 for the quarter ended March 31, 2009. This represents a 25.0% increase over the $730,000 earned in the first quarter of 2008. Basic and diluted earnings per share were $0.11, compared to $0.09 in the same period last year.

Ocean Shore Holding Co. (the “Company”) is the holding company for Ocean City Home Bank (the “Bank”), a federal savings bank headquartered in Ocean City, New Jersey. The Bank operates a total of nine full-service banking offices in eastern New Jersey.

“We are proud to report growth in net income and earnings per share for the first quarter of 2009,” said Steven E. Brady, President and CEO. “We have worked hard to build a strong and stable franchise, and we are pleased to see the results of this effort during the current economic environment. Assets grew at an annualized rate of 12.7% in the first quarter, as we continue to loan money in our communities. This growth was funded entirely with deposits generated in our market area. Asset quality, which is an important measure of the Company’s health, remained good, as non-performing assets declined from the prior quarter.”

Total Assets and Deposits Grow

Total assets grew $21.5 million, or 3.2%, to $700.0 million at March 31, 2009 from December 31, 2008. Loans receivable, net, grew $23.1 million, or 3.9%, to $617.6 million on steady loan activity, while investment and mortgage-backed securities declined $3.9 million, or 10.5%, to $33.5 million during the first quarter of 2009. Growth in the loan portfolio included increases in real estate mortgage loans of $18.9 million, construction loans of $2.1 million, commercial loans of $1.4 million and consumer loans of $847,000.

Deposits grew $21.5 million, or 4.7%, to $477.5 million at March 31, 2009 from December 31, 2008. The Company continued its focus on core deposits, which increased $14.0 million, or 5.5%, to $267.6 million. Certificates of deposit increased $7.5 million, or 3.7%, to $209.9 million at March 31, 2009 compared to year-end 2008. Total borrowings decreased $700,000, or 0.5%, to $148.6 million at March 31, 2009 from December 31, 2008. The entire decrease was in borrowings from the Federal Home Loan Bank of New York.

Non-performing Assets

Non-performing assets decreased $528,000, or 26.8%, to $1.4 million at March 31, 2009 from December 31, 2008. The Company experienced no charge-off activity for the first quarter of 2009 or 2008. The allowance for loan losses was 0.46% of total loans at March 31, 2009 compared to 0.45% at December 31, 2008 and 0.43% of total loans at March 31, 2008.

Net Interest Income Increases over Prior Period

Net interest income increased $825,000, or 19.1%, to $5.2 million for the first quarter of 2009 compared to $4.3 million in the first quarter of 2008. Net interest margin increased 2 basis points in the quarter ended March 2009 to 2.89% versus 2.87% for the quarter ended December 2008 and 30 basis points from 2.59% for the quarter ended March 2008. The growth in net interest income in the first quarter of 2009 compared to the first quarter of 2008 was the result of an increase in average interest-earning assets of $45.2 million and a decrease of 65 basis points in the average cost of interest-bearing liabilities to 2.71%. These changes were offset by an increase in average interest-bearing liabilities of $24.7 million and a decrease of 35 basis points in the average yield on interest-earning assets to 5.60%.

OTTI Charge

During the first quarter of 2009, the Company recorded an other-than-temporary impairment charge of $486,000 compared to $313,000 in the first quarter of 2008, reducing the carrying amount of its investment in a pooled trust preferred security to $218,000. This security is held in the Company’s available for sale portfolio. The decision to record this non-cash other-than-temporary impairment charge was the result of the significant decline in the market value of this security, which resulted from a decline in trading activity, as well as deterioration in the credit quality of the underlying collateral of the security indicating a probable shortfall in the distributions from the pool.

Other Income Increases over Prior Period

Other income increased $70,000, or 11.2%, to $693,000 for the first quarter of 2009 compared to $623,000 in the first quarter of 2008. The increases in other income resulted from increases in deposit account fees and debit card commissions over the prior period.

Other Expenses Increase

Other expenses increased $372,000, or 11.0%, to $3.7 million during the first quarter of 2009 compared the fourth quarter of 2008. The increases were due to the opening of the Company’s ninth branch office in the fourth quarter of 2008 and increases in FDIC insurance, marketing, salary and computer processing related expenses and decreases in qualified deferred costs associated with closed loans.

This press release, as well as other written communications made from time to time by the Company and its subsidiaries and oral communications made from time to time by authorized officers of the Company, may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the PSLRA). Such forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” “intend” and “potential.” For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: prevailing economic and geopolitical conditions; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies, and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing, products and services and other factors that may be described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

SELECTED FINANCIAL CONDITION DATA (Unaudited)

	March 31, 2009	December 31, 2008	% Change
	(Dollars in thousands)
Total assets	$699,980	$678,474	3.2%
Cash and cash equivalents	9,486	8,530	11.2
Investment securities	6,841	9,300	(26.4)
Mortgage-backed securities	26,651	28,105	(5.2)
Loans receivable, net	617,599	594,452	3.9
Deposits	477,463	455,955	4.7
FHLB advances	133,100	133,800	(0.5)
Subordinated debt	15,464	15,464	0.0
Stockholder’s equity	64,578	64,387	0.3

SELECTED OPERATING DATA (Unaudited)

	Three Months Ended March 31,		% Change
	2009	2008
	(Dollars in thousands, except per share and share amounts)
Interest and dividend income	$8,992	$8,877	1.3%
Interest expense	3,841	4,551	(15.6)

Net interest income	5,151	4,326	19.1

Provision for loan losses	152	69	120.6

Net interest income after provision for loan losses	4,999	4,257	17.4

Other income	693	623	11.2
Impairment on investment securities	(486)	(313)	55.3
Other expense	3,747	3,375	11.0

Income before taxes	1,459	1,192	22.4
Provision for income taxes	546	462	18.2

Net income	$913	$730	25.0

Earnings per share basic	$0.11	$0.09	22.2
Earnings per share diluted	$0.11	$0.09	22.2

Average shares outstanding basic	8,028,710	8,000,059
Average shares outstanding diluted	8,097,230	8,098,081

	Three Months Ended March 31, 2009		Three Months Ended March 31, 2008
	Average Balance	Yield/Cost	Average Balance	Yield/Cost
	(Dollars in thousands)
Loans	$605,251	5.59%	$536,350	5.92%
Investment securities	36,741	5.77%	57,075	6.44%
Other interest-earning assets	0	0%	3,351	2.75%
Interest-bearing deposits	418,857	2.21%	397,069	2.89%
Total borrowings	147,981	4.13%	145,053	4.65%
Interest rate spread		2.89%		2.59%
Net interest margin		3.21%		2.90%

ASSET QUALITY DATA (Unaudited)

	Three Months Ended March 31, 2009	Year Ended December 31, 2008
	(Dollars in thousands)
Allowance for Loan Losses:
Allowance at beginning of period	$2,684	$2,307
Provision for loan losses	152	373

Charge-offs	—	—
Recoveries	1	4

Net charge-offs	(1)	(4)

Allowance at end of period	$2,837	$2,684

Allowance for loan losses as a percent of total loans	0.46%	0.45%
Allowance for loan losses as a percent of nonperforming loans	196.30%	136.04%

	Three Months Ended March 31, 2009	Year Ended December 31, 2008
	(Dollars in thousands)
Nonperforming Assets:
Nonaccrual loans:
Mortgage loans	$943	$1,861
Commercial business loans	0	0
Consumer loans	60	112

Total	1,003	1,973

Real estate owned	442	0
Other nonperforming assets	0	0

Total nonperforming assets	$1,445	$1,973

Nonperforming loans as a percent of total loans	0.23%	0.33%
Nonperforming assets as a percent of total assets	0.21%	0.29%

SELECTED FINANCIAL RATIOS (Unaudited)

	Three Months Ended March 31,
	2009	2008
Selected Performance Ratios:
Return on average assets (1)	0.53%	0.46%
Return on average equity (1)	5.57%	4.58%
Interest rate spread (1)	2.89%	2.59%
Net interest margin (1)	3.21%	2.90%
Efficiency ratio	69.93%	72.79%

(1)	Annualized.